EXHIBIT 11.1

                         RAILTEX, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                 ENDED SEPTEMBER 30,            ENDED SEPTEMBER 30,
                                                               ----------------------          ----------------------
                                                                1997            1996            1997            1996
                                                               ------          ------          ------          ------
PRIMARY EARNINGS PER SHARE CALCULATION:

Net income .............................................       $2,830          $2,308          $6,823          $7,113
                                                               ======          ======          ======          ======
Weighted average number of common stock and
  common stock equivalents outstanding:
    Weighted average number of shares of
      common stock outstanding .........................         9,161           9,110           9,150           9,110
    Weighted average number of common
      stock equivalents applicable to stock
      options ..........................................            67             121              74             120
                                                                ------          ------          ------          ------
    Common stock and common stock
      equivalents ......................................         9,228           9,231           9,224           9,230
                                                                ======          ======          ======          ======
    Earnings per share - primary .......................        $ 0.31          $ 0.25          $ 0.74          $ 0.77
                                                                ======          ======          ======          ======
FULLY DILUTED EARNINGS PER SHARE CALCULATION (1):

Net income .............................................       $2,830          $2,308          $6,823          $7,113
                                                               ======          ======          ======          ======

Weighted average number of common stock and
  common stock equivalents outstanding:
    Weighted average number of shares of
      common stock outstanding .........................        9,161           9,110           9,150           9,110
    Weighted average number of common
      stock equivalents applicable to stock
      options ..........................................           67             122              74             122
                                                               ------          ------          ------          ------
    Common stock assuming full dilution ................        9,228           9,232           9,224           9,232
                                                               ======          ======          ======          ======
    Earnings per share - fully diluted .................       $ 0.31          $ 0.25          $ 0.74          $ 0.77
                                                               ======          ======          ======          ======

----------------

(1) This calculation is submitted in accordance with item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.